     Filed Pursuant to Rule 424(B)(3)
Registration No. 333-132379
Prospectus
US Dataworks, Inc.
Common Stock
     We have prepared this prospectus to allow the persons named in this prospectus under the caption the “Selling Stockholders” to sell up to 1,300,000 shares of our common stock. The 1,300,000 shares registered hereunder represent (i) 650,000 shares issuable upon exercise of a common stock purchase warrant issued to Peter Simons in consideration for the extension of payment due and payable on a 10% convertible debenture issued by us for the benefit of Mr. Simons, and (ii) 650,000 shares issuable upon exercise of a common stock purchase warrant issued to Crescent International, Ltd. (“Crescent”) in exchange for (x) $25,000 and (y) Crescent’s waiver of all rights Crescent may have related to our issuance of the warrant to Mr. Simons.
     The selling stockholders may from time to time offer all or a portion of these shares of common stock through public or private transactions, on the American Stock Exchange or such other securities exchange on which our common stock is traded at the time of the sale. The selling stockholder may sell these shares of common stock at prevailing market prices or at privately negotiated prices either directly or through agents, broker dealers or otherwise. You may find more information concerning how the selling stockholders may sell these shares under the caption “Plan of Distribution.”
     The selling stockholders will receive all of the net proceeds from the sale of the shares of common stock offered by this prospectus. We are paying all of the expenses of registration incurred in connection with this offering, but the selling stockholders will pay all selling and other expenses.
     Our common stock is traded on the American Stock Exchange under the symbol “UDW.” On March 30, 2006, the last reported sale price of our common stock on the American Stock Exchange was $0.45 per share.
     Investing in our common stock involves risk. See “Risk Factors” on beginning on page 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This date of this prospectus is March 30, 2006.

WHERE YOU CAN FIND MORE INFORMATION
THE COMPANY
FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room at its offices in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room. Our filings are also available over the Internet at the SEC’s website at http://www.sec.gov.
     This prospectus is part of a registration statement that we have filed with the SEC to register the securities offered by this prospectus. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits at the SEC’s public reference room or at the SEC’s website.
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The documents we incorporate by reference are considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this incorporated information.
     We incorporate by reference the documents listed below:
•	Our annual report on Form 10-KSB/A for the fiscal year ended March 31, 2005 (filed with the SEC on September 30, 2005);

•	Our quarterly reports on Form 10-QSB for the fiscal quarter ended June 30, 2005 (filed with the SEC on August 15, 2005), the fiscal quarter ended September 30, 2005 (filed with the SEC on November 14, 2005); and for the fiscal quarter ended December 31, 2005 (filed with the SEC on February 14, 2006);

•	Our current reports on Form 8-K filed with the SEC on June 22, 2005, July 21, 2005; August 30, 2005; October 17, 2005; November 29, 2005; March 14, 2006; and March 20, 2006;

•	The description of our common stock set forth in our registration statement on Form 8-A filed under the Exchange Act on April 17, 2000;

•	The description of our Series X Participating Preferred Stock Purchase Rights contained in the registration statement on Form 8-A filed under the Exchange Act on July 25, 2003;

•	All documents filed by us with the SEC pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement; and

•	All documents filed by us with the SEC pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.
     We also disclose information about us through current reports on Form 8-K that are furnished to the SEC to comply with Regulation FD. This information disclosed in these reports is not considered to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference herein.
     At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:
Investor Relations
US Dataworks, Inc.
5301 Hollister Road, Suite 250
Houston, Texas 77040
(713) 934-3855

THE COMPANY
     US Dataworks is a developer of payment processing software, serving several of the top 25 banking institutions, top 10 credit card issuers, major retailers and the United States Government. We generate revenue from the licensing, system integration and maintenance of our core product, Clearingworks™, and its component subsystems, ClearingworksACH, ClearingworksCHECK21, ClearingworksPAYMENTS and ClearingworksSECURE. Our software is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic payment solutions. Our products include check processing, point-of-purchase transactions and turnkey Automated Clearing House, or ACH, payments. ACH payments are highly reliable and efficient electronic fund transfers among participating depository financial institutions including the Federal Reserve, the central bank of the United States. Our products are designed to provide organizations with an in-house solution that will complement and enhance such organizations’ existing technologies, systems and operational workflow. Our strategy is to identify, design and develop products that fill specific niches in the payment processing industry.
     All references to “US Dataworks,” “we,” “us” or “our” mean US Dataworks, Inc.
     Our executive offices are located at 5301 Hollister Road, Suite 250, Houston, Texas 77040 and our telephone number is (713) 934-3855.
FORWARD-LOOKING STATEMENTS
     When used in this prospectus, the words “expects,” “anticipates,” “believes,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements as to customer concentration, our efforts to develop and maintain strategic relationships, our ability to compete, growth of competition, adequacy of cash, expectations regarding net losses and cash flow, statements regarding our growth and profitability, investments in marketing and promotion, our need for future financing, our dependence on personnel, our ability to respond to rapid technological change, our ability to increase volume sales of our products and our strategic relationships. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those discussed below, as well as risks related to development of new products and services and their use by our potential customers, our ability to attract and maintain strategic relationships, our ability to work with our strategic partners, our ability to retain and obtain customers, our ability to protect our proprietary rights, our ability to successfully gain market share, our dependence on a small number of customers, our ability to obtain future financing, our ability to achieve long term viability, and the risks set forth in this prospectus under the caption “Risk Factors.” These forward-looking statements speak only as of the date hereof. Except as may be required by the federal securities laws, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

RISK FACTORS
You should carefully consider the following risk factors, in addition to the other information set forth or incorporated by reference in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, and also adversely affect the value of an investment in our common stock.
We have a general history of losses and may not operate profitably in the future.
     We have incurred losses for the last three fiscal years. Our net losses and negative cash flow may continue for the foreseeable future. As of December 31, 2005, our accumulated deficit was $(47,345,561). We believe that our planned growth and profitability will depend in large part on our ability to promote our brand name and gain clients and expand our relationships with clients for whom we would provide licensing agreements and system integration. Accordingly, we intend to invest heavily in marketing, strategic partnership, development of our client base and development of our marketing technology and operating infrastructure. If we are not successful in promoting our brand name and expanding our client base, it will have a material adverse effect on our financial condition and our ability to continue to operate our business.
If we are unsuccessful in raising additional capital in the future, we may be unable to continue to operate.
     We believe we currently have adequate cash to fund anticipated cash needs through December 31, 2006 and beyond. However, we may need to raise additional capital in the future. Any equity financing may be dilutive to shareholders, and debt financing, if available, will increase expenses and may involve restrictive covenants. We may be required to raise additional capital, at times and in amounts, which are uncertain, especially under the current capital market conditions. Under these circumstances, if we are unable to obtain additional capital or are required to raise it on undesirable terms, it may have a material adverse effect on our financial condition, which could require us to:
•	significantly curtail our operations;

•	sell significant assets;

•	seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to products, technologies or markets; or

•	explore other strategic alternatives, including our merger or sale.
Our operating results are subject to fluctuations caused by many factors that could cause us to fail to achieve our revenue or profitability expectations, which in turn could cause our stock price to decline.
     Our operating results can vary significantly depending upon a number factors, many of which are outside our control. Factors that may affect our quarterly operating results include:
•	market acceptance of and changes in demand for our products and services;

•	gain or loss of clients or strategic relationships;

•	announcement or introduction of new software, services and products by us or by our competitors;

•	our ability to build brand recognition;

•	timing of sales to customers;

•	price competition;

•	our ability to upgrade and develop systems and infrastructure to accommodate growth;

•	our ability to attract and integrate new personnel in a timely and effective manner;

•	our ability to introduce and market products and services in accordance with market demand;

•	changes in governmental regulation;

•	reduction in or delay of capital spending by our clients due to the effects of terrorism, war and political instability; and

•	general economic conditions, including economic conditions specific to the financial services industry.
     In addition, each quarter we derive a significant portion of our revenue from agreements signed at the end of the quarter. Our operating results could suffer if the timing of these agreements is delayed. Depending on the type of agreements we enter into, we may not be able to recognize revenue under these agreements in the quarter in which they are signed. Some of all of these factors could negatively affect demand for our products and services, and our future operating results.
     Most of our operating expenses are relatively fixed in the short-term. We may be unable to adjust spending rapidly to compensate for any unexpected sales shortfall, which could harm our quarterly operating results. Because of the emerging nature of the markets in which we compete, we do not have the ability to predict future operating results with any certainty. Because of the above factors, you should not rely on period-to-period comparisons of results of operation as an indication of future performances.
Because a small number of customers have historically accounted for and may in future periods account for substantial portions of our revenue, our revenue could decline because of delays of customer orders or the failure to retain customers.
     We have a small number of customers that account for a significant portion of our revenue. Our revenue could decline because of a delay in signing agreements with a single customer or the failure to retain an existing customer. We may not obtain additional customers. The failure to obtain additional customers and the failure to retain existing customers will harm our operating results.
If general economic and business conditions do not improve, we may experience decreased revenue or lower growth rates.
     The revenue growth and profitability of our business depends on the overall demand for computer software and services in the product segments in which we compete. Because our sales are primarily to major banking and government customers, our business also depends on general economic and business conditions. A softening of demand caused by a weakening of the economy may result in decreased revenue or lower growth rates. As a result, we may not be able to effectively promote future license revenue growth in our application business.
We may not be able to attract, retain or integrate key personnel, which may prevent us from successfully operating our business.
     We may not be able to retain our key personnel or attract other qualified personnel in the future. Our success will depend upon the continued service of key management personnel. The loss of services of any of the key members of our management team or our failure to attract and retain other key personnel could disrupt operations and have a negative effect on employee productivity and morale and harm our financial results.
We operate in a market that is intensely and increasingly competitive, and if we are unable to compete successfully, our revenue could decline and we may be unable to gain market share.
     The market for financial services software is relatively new and highly competitive. Our future success will depend on our ability to adapt to rapidly changing technologies, evolving industry standards, product offerings and evolving demands of the marketplace.
     Some of our competitors have:
•	longer operating histories;

•	larger installed customer bases;

•	greater name recognition and longer relationships with clients; and

•	significantly greater financial, technical, marketing and public relations resources than US Dataworks.
     Our competitors may also be better positioned to address technological and market developments or may react more favorably to technological changes. We compete on the basis of a number of factors, including:
•	the breadth and quality of services;

•	creative design and systems engineering expertise;

•	pricing;

•	technological innovation; and

•	understanding clients’ strategies and needs.
     Competitors may develop or offer strategic services that provide significant technological, creative, performance, price or other advantages over the services we offer. If we fail to gain market share or lose existing market share, our financial condition, operating results and business could be adversely affected and the value of the investment in us could be reduced significantly. We may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully.
We may be responsible for maintaining the confidentiality of our client’s sensitive information, and any unauthorized use or disclosure could result in substantial damages and harm our reputation.
     The services we provide for our clients may grant us access to confidential or proprietary client information. Any unauthorized disclosure or use could result in a claim against us for substantial damages and could harm our reputation. Our contractual provisions attempting to limit these damages may not be enforceable in all instances or may otherwise fail to adequately protect us from liability for damages.
If we do not adequately protect our intellectual property, our business may suffer, we may lose revenue or we may be required to spend significant time and resources to defend our intellectual property rights.
     We rely on a combination of patent, trademark, trade secrets, confidentiality procedures and contractual procedures to protect our intellectual property rights. If we are unable to adequately protect our intellectual property, our business may suffer from the piracy of our technology and the associated loss in revenue. Any patents that we may hold may not sufficiently protect our intellectual property and may be challenged by third parties. Our efforts to protect our intellectual property rights, may not prevent the misappropriation of our intellectual property. These infringement claims or any future claims could cause us to spend significant time and money to defend our intellectual property rights, redesign our products or develop or license a substitute technology. We may be unsuccessful in acquiring or developing substitute technology and any required license may be unavailable on commercially reasonable terms, if at all. In the event of litigation to determine the validity of any third party claims or claims by us against such third party, such litigation, whether or not determined in our favor, could result in significant expense and divert the efforts of our technical and management personnel, regardless of the outcome of such litigation. Furthermore, other parties may also independently develop similar or competing products that do not infringe upon our intellectual property rights.
Future sales of our common stock may cause the market price of our common stock to decline.
     As of March 24, 2006, there were approximately 30,126,764 shares of common stock outstanding, of which at least 7,017,481 are restricted securities under the Securities Act, a minority of which are held by our affiliates. These restricted securities will be eligible for sale from time to time upon expiration of applicable holding periods under Rule 144 under the Securities Act. If these holders sell in the public market, these sales could cause the market price of our common stock to decline. This also could make it more difficult for us to raise funds through future offerings of our common stock.

USE OF PROCEEDS
     All of the shares of common stock offered hereby are being offered by the selling stockholders, who will receive all proceeds from such sales. We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders. However, we will receive aggregate proceeds of up to $767,000 if and when the warrants are exercised in full in accordance with their terms. We intend to use any such proceeds for general corporate purposes, including working capital.
SELLING STOCKHOLDERS
     The selling stockholders are offering for resale up to 1,300,000 shares of our common stock. Effective as of September 15, 2005, we amended and restated a 10% Convertible Debenture for the benefit of Peter Simons, one of the selling stockholders, to extend a principal payment of $256,067 originally due September 15, 2005 for one year. In consideration of this amendment, we issued to Mr. Simons a warrant, exercisable over a three year period beginning on September 15, 2005, to purchase up to 650,000 shares of common stock at an exercise price of $0.59 per share. Additionally, on November 22, 2005, we entered into an agreement with Crescent International, Ltd., one of the selling stockholders, whereby Crescent agreed to (i) pay us $25,000 and (ii) waive all rights Crescent may have related to our September 15, 2005 amended Convertible Debenture with Mr. Simons in exchange for a warrant, exercisable over a three year period beginning on November 22, 2005, to purchase up to 650,000 shares of our common stock at an exercise price of $0.59 per share.
     The table below sets forth certain information regarding the beneficial ownership of our common stock by the selling stockholders and has been prepared based solely on information provided to us by the selling stockholders. The selling stockholders may from time to time offer the shares of common stock offered by this prospectus. We do not know when or in what amounts the selling stockholders may offer shares for resale and we cannot assure you that the selling stockholders will sell any or all of the shares offered by this prospectus.
     To our knowledge, neither of the selling stockholders is a registered broker-dealer. Neither the selling stockholders nor any of their affiliates have held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. As of March 24, 2006, none of the selling stockholders has exercised any of its warrants covered by this prospectus.

Percentage of
	Number of	Percentage of			Outstanding
	Shares	Outstanding		Number of	Common Stock
	Beneficially	Common Stock	Number of	Shares	Beneficially
	Owned	Beneficially	Shares Covered	Beneficially	Owned if all
	Prior to the	Owned prior to	by this	Owned After	Offered Shares
Selling stockholder	Offering	the Offering (1)	Prospectus	the Offering	are Sold
Peter Simons	892,795	2.90%	650,000	242,795	*
Crescent International Ltd. (2)	2,467,308	7.57%	650,000	1,817,308	5.69%

*	Less than 1%
(1)	Percentage ownership is based on 30,126,764 shares of our common stock outstanding as of March 24, 2006. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity prior to the offering, we deemed outstanding shares of common stock subject to the convertible debenture or warrants held by that person that are currently convertible or exercisable or convertible or exercisable within 60 days of March 24, 2006. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person.

(3)	Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares. The 2,467,308 shares beneficially owned by Crescent represent (i) shares issuable upon exercise of a warrant to acquire up to 650,000 shares of our common stock, which are covered by this prospectus; (ii) 1,346,154 shares of our common stock issuable upon conversion of a $770,000 convertible debenture convertible at any time at Crescent’s discretion at a price per share of $0.572; and (iii)

shares issuable upon exercise of a long term warrant to purchase up to 471,154 shares of our common stock at an exercise price per share of $0.572, which warrant expires on December 16, 2008.

PLAN OF DISTRIBUTION
     Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
     Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.
     In connection with the sale of the Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities
     Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.
LEGAL MATTERS
     The validity of the shares of our common stock will be passed upon for us by Hale Lane Peek Dennison and Howard, Professional Corporation, Reno, Nevada.
EXPERTS
     Ham, Langston & Brezina, LLP, independent accountants, have audited our financial statements for fiscal years 2005 and 2004 included in our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005.
     Our financial statements are incorporated by reference in this prospectus in reliance upon the report of Ham, Langston & Brezina, LLP given upon its authority as an expert in accounting and auditing.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.
US DATAWORKS, INC.

PROSPECTUS

Common Stock
($0.0001 par value)
March 30, 2006